Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor and Press Contact:
Brian K. Finneran
President & Chief Financial Officer
(516) 548-8500

HANOVER BANCORP ANNOUNCES COMPLETION OF
ACQUISITION OF SAVOY BANK

Mineola, NY – May 27, 2021 - Hanover Bancorp, Inc. (“Hanover”) announced today that its previously announced acquisition of Savoy Bank (“Savoy”) of New York, NY was completed on May 26, 2021. As of April 30, 2021, the combined entity, on a pro forma basis, had $1.6 billion in total assets, $1.4 billion in loans and $1.1 billion in deposits. Savoy’s Rockefeller Center, New York main office has become a branch of Hanover Bank.

Michael Puorro, Chairman and CEO of Hanover stated: “We are excited to have Savoy, its employees and customers join the Hanover family. This acquisition strengthens our position in New York City, and allows us to offer a full line of SBA loan products to our customers, while allowing us to offer a full range of commercial and personal loan and deposit products to Savoy’s customers, as well as the convenience of banking at our seven existing locations.”

As part of the transaction Mr. Metin Negrin, Chairman of Savoy, and Ms. Elena Sisti, founder of Savoy, have joined the Boards of Hanover and Hanover Bank. In addition, Mr. McClelland Wilcox, President and CEO of Savoy, has joined Hanover as Senior Executive Vice President, Head of Commercial Lending and Chief Revenue Officer.

The purchase price in the transaction was based upon the tangible book values of each of Hanover and Savoy as of April 30, calculated in accordance with the terms of the Agreement and Plan of Merger dated August 27, 2020. The final purchase price was $65,506,253, or $6.49 per share of Savoy common stock. Each Savoy shareholder received $3.246 per share in cash and 0.141 shares of Hanover common stock. In addition, Savoy was permitted to declare a special dividend of $0.72 per Savoy common share to each Savoy shareholder of record as of April 30, 2021.

Upon the effectiveness of Hanover’s SEC Registration Statement on Form S-4 filed as part of the transaction, Hanover has become a reporting company under Section 15(d) of the Securities Exchange Act of 1934, as amended, and will now file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC. These filings will be available on the SEC’s website at www.sec.gov.